Exhibit 10.03
Cadence Design Systems, Inc.
Incentive Stock Award Agreement
1987 Stock Incentive Plan (“Plan”)
Cadence Design Systems, Inc. (the “Company”), pursuant to the Plan, hereby grants you an Incentive Stock Award as set forth below (the “Award”). This Award is subject to the terms and conditions set forth in this Incentive Stock Award Agreement (this “Agreement”) and in the Plan attached hereto; provided, however, that in the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall prevail. Capitalized terms that are not defined herein shall have the meanings set forth in the Plan.

Grantee:

ID Number:
Incentive Stock Award Number:
Date of Award:
Vesting Commencement Date:
Number of Shares Subject to Incentive Stock Award:

Vesting Schedule:	One fourth of the Shares subject to the Award shall vest on each of the first four anniversaries of the Vesting Commencement Date, subject to the Company’s achievement of the performance goal set forth on Exhibit A attached hereto and the Grantee’s Continuous Status as an Employee or Consultant through such anniversary date. If the performance goal is not met, all Shares subject to this Award will be forfeited.
No Section 83(b) Election. You acknowledge and agree that you will be taxed on Shares subject to this Award as they vest in accordance with the above schedule and that you will not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to any shares granted under this Agreement. If you make such an election in violation of this Agreement then all unvested Shares shall immediately, upon discovery of the violation, be forfeited and you will indemnify and hold harmless the Company for any lost tax deductions or other adverse tax consequences suffered by the Company as a result of your violation.
Status of Award. From and after the Date of Award, Participant will be recorded as a stockholder of the Company with respect to the Shares subject to the Award (whether vested or unvested) and shall have all voting rights and rights to dividends and other distributions with respect to such Shares unless and until any such Shares are forfeited or transferred back to the Company.

Termination of Status as an Employee or Consultant. Unless otherwise specified in your employment agreement with the Company, if any, if you cease to serve as an Employee or Consultant for any reason, other than your death, the vesting of your Shares shall immediately cease on the effective date of termination of your status as an Employee or Consultant and all unvested Shares subject to this Award shall be forfeited by you and cancelled and surrendered to the Company without payment of any consideration.
Death of Participant. Unless otherwise specified in your employment agreement with the Company, if any, in the event of your death before all the shares have vested, if you shall have been in Continuous Status as an Employee or Consultant since the Date of Award, the number of shares scheduled to vest on the next vesting date shall be deemed to have vested immediately prior to your death.
Board Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Company’s Board of Directors or a committee of directors designated by the Board pursuant to Section 4(a) of the Plan (including any subcommittee or other person(s) to whom the committee has delegated its authority) in its sole and absolute discretion. Such decision shall be final and binding.
Transfer Restrictions. Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of unvested Shares shall be strictly prohibited and void.
Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other subsequent transfers of any Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such shares.
Cadence Design Systems, Inc.
By:
Title:
Date: